UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 1, 2009

REGENCY ENERGY PARTNERS LP

(Exact name of registrant as specified in its charter)

DELAWARE	000-51757	16-1731691
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2001 Bryan Street, Suite 3700

 Dallas, Texas 75201

 (Address of principal executive offices)

Registrant’s telephone number, including area code: (214) 750-1771

 (Former name or former address, if changed since last report.): Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 9.01- Financial Statements and Exhibits.

This current report on Form 8-K includes Regency GP LP’s balance sheet as of December 31, 2008.  Regency GP LP is the General Partner of Regency Energy Partners LP.

Exhibit Index

99.1. Regency GP LP Balance Sheet and Related Notes as of December 31, 2008

99.2. Consent of KPMG LLP

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REGENCY ENERGY PARTNERS LP by: Regency GP LP, its general partner by: Regency GP LLC, its general partner
By:	/s/ Stephen L. Arata
Stephen L. Arata
Executive Vice President and Chief Financial Officer

April 1, 2009

Exhibit 99-1.  Regency GP LP Balance Sheet and Related Notes as of December 31, 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Partners
Regency GP LP:

We have audited the accompanying consolidated balance sheet of Regency GP LP and subsidiaries as of December 31, 2008.  This consolidated financial statement is the responsibility of the Partnership’s management.  Our responsibility is to express an opinion on this consolidated financial statement based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement.  An audit of a balance sheet includes examining, on a test basis, evidence supporting the amounts and disclosures in that balance sheet, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation.  We believe that our audit of the consolidated balance sheet provides a reasonable basis for our opinion.

In our opinion, the consolidated balance sheet referred to above presents fairly, in all material respects, the financial position of Regency GP LP and subsidiaries as of December 31, 2008, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Dallas, Texas
April 1, 2009

Regency GP LP
Consolidated Balance Sheets
(in thousands)

December 31, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$600
Restricted cash	10,031
Trade accounts receivable, net of allowance of $941	40,875
Accrued revenues	96,712
Related party receivables	855
Assets from risk management activities	73,993
Other current assets	13,338
Total current assets	236,404

Property, plant and equipment
Gathering and transmission systems	652,267
Compression equipment	799,527
Gas plants and buildings	156,246
Other property, plant and equipment	167,256
Construction-in-progress	154,852
Total property, plant and equipment	1,930,148
Less accumulated depreciation	(226,594)
Property, plant and equipment, net	1,703,554

Other Assets:
Intangible assets, net of accumulated amortization of $22,517	205,646
Long-term assets from risk management activities	36,798
Goodwill	262,358
Other, net of accumulated amortization of debt issuance costs of $5,246	13,880
Total other assets	518,682

TOTAL ASSETS	$2,458,640

LIABILITIES & PARTNERS' CAPITAL
Current Liabilities:
Trade accounts payable	$65,483
Accrued cost of gas and liquids	76,599
Escrow payable	10,031
Liabilities from risk management activities	42,691
Other current liabilities	22,146
Total current liabilities	216,950

Long-term liabilities from risk management activities	560
Other long-term liabilities	15,487
Long-term debt	1,126,229
Minority interest	1,068,781

Commitments and contingencies

Partners' Capital	30,633

TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,458,640

See accompanying notes to consolidated financial statements

Regency GP LP
Notes to Consolidated Balance Sheet

1.  Organization and Basis of Presentation
Organization of Regency GP LP.  Regency GP LP (the “General Partner”) is the general partner of Regency Energy Partners LP.  The General Partner owns a 2 percent general partner interest and incentive distribution rights in Regency Energy Partners, a Delaware limited partnership.  The General Partner’s general partner is Regency GP LLC.

Organization of Regency Energy Partners LP.  Regency Energy Partners LP and its subsidiaries (the “Partnership”) are engaged in the business of gathering, treating, processing, contract compression, marketing, and transporting natural gas and natural gas liquids(“NGLs”).

Basis of Presentation.  The General Partner has no independent operations and no material assets outside those of the Partnership.  The number of reconciling items between the consolidated balance sheet and that of the Partnership are few.  The most significant difference is that relating to minority interest ownership in the General Partner’s net assets by certain limited partners of the Partnership, and the elimination of General Partner’s investment in the Partnership.

On January 7, 2008, the Partnership acquired all of the outstanding equity and minority interest (the “FrontStreet Acquisition”) of ASC Hugoton, LLC (“ASC”) and FrontStreet EnergyOne, LLC (“EnergyOne”).  FrontStreet owns a gas gathering system located in Kansas and Oklahoma, which is operated by a third party.

The total purchase price consisted of (a) 4,701,034 Class E common units of the Partnership issued to ASC in exchange for its 95 percent interest and (b) $11,752,000 in cash to EnergyOne in exchange for its five percent minority interest and the termination of a management services contract valued at $3,888,000.  Regency Gas Service LP (“RGS”) financed the cash portion of the purchase price out of its revolving credit facility.

In connection with the FrontStreet Acquisition, the Partnership entered into Amendment No. 3 the Amended and Restated Agreement of Limited Partnership, which created the Partnership’s Class E common units.  The Class E common units had the same terms and conditions as the Partnership’s common units, except that the Class E common units were not entitled to participate in earnings or distributions of operating surplus by the Partnership.  The Class E common units were issued in a private placement conducted in accordance with the exemption from the registration requirements of the Securities Act of 1933 as afforded by Section 4(2) thereof.  The Class E common units converted into common units on a one-for-one basis on May 5, 2008.

Because the acquisition of ASC’s 95 percent interest is a transaction between commonly controlled entities, (i.e., the buyer and seller were each affiliates of GECC), the Partnership accounted for this portion of the acquisition in a manner similar to the pooling of interest method.  Under this method of accounting, the Partnership reflected historical balance sheet data for both the Partnership and FrontStreet instead of reflecting the fair market value of FrontStreet’s assets and liabilities.  Further, certain transaction costs that would normally be capitalized were expensed.  Common control between the Partnership and FrontStreet began on June 18, 2007.  Conversely, the acquisition of the five percent minority interest is a transaction between two independent parties, for which the Partnership applied the purchase method of accounting.

The following table summarizes the book values of the assets acquired and liabilities assumed at the date of common control, following the as-if pooled method of accounting.

At June 18, 2007
(in thousands)

Current assets	$8,840
Property, plant and equipment	91,556
Total assets acquired	100,396
Current liabilities	(12,556)
Net book value of assets acquired	$87,840

2.  Summary of Significant Accounting Policies
Use of Estimates.  These consolidated financial statements have been prepared in conformity with GAAP, and of necessity, include the use of estimates and assumptions by management.  Actual results could be different from these estimates.

Consolidation.  The General Partner consolidates the balance sheet of the Partnership with that of the General Partner.  This accounting consolidation is required because the General Partner owns 100 percent of the general partner interest in the Partnership, which gives the General Partner the ability to exercise control over the Partnership.

Cash and Cash Equivalents.  Cash and cash equivalents include temporary cash investments with original maturities of three months or less.

Restricted Cash. Restricted cash of $10,031,000 is held in escrow for purchase indemnifications related to the Nexus Acquisition and for environmental remediation projects.  A third-party agent invests funds held in escrow in US Treasury securities.  Interest earned on the investment is credited to the escrow account.

Property, Plant and Equipment.  Property, plant and equipment are recorded at historical cost of construction or, upon acquisition, the fair value of the assets acquired.  Sales or retirements of assets, along with the related accumulated depreciation, are included in operating income unless the disposition is treated as discontinued operations.  Gas to maintain pipeline minimum pressures is capitalized and classified as property, plant, and equipment.  Financing costs associated with the construction of larger assets requiring ongoing efforts over a period of time are capitalized.  Capitalized interest for the year ended December 31, 2008, was $2,409,000.  The costs of maintenance and repairs, which are not significant improvements, are expensed when incurred.  Expenditures to extend the useful lives of the assets are capitalized.

The Partnership assesses long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.  Recoverability is assessed by comparing the carrying amount of an asset to undiscounted future net cash flows expected to be generated by the asset.  If such assets are considered to be impaired, the impairment to be recognized is measured as the amount by which the carrying amounts exceed the fair value of the assets.  The Partnership did not record any impairment in 2008.

The Partnership accounts for its asset retirement obligations in accordance with SFAS No. 143 “Accounting for Asset Retirement Obligations” and FIN 47 “Accounting for Conditional Asset Retirement Obligations.”  These accounting standards require the Partnership to recognize on its balance sheet the net present value of any legally binding obligation to remove or remediate the physical assets that it retires from service, as well as any similar obligations for which the timing and/or method of settlement are conditional on a future event that may or may not be within the control of the Partnership.  While the Partnership is obligated under contractual agreements to remove certain facilities upon their retirement, management is unable to reasonably determine the fair value of such asset retirement obligations because the settlement dates, or ranges thereof, were indeterminable and could range up to 95 years, and the undiscounted amounts are immaterial.  An asset retirement obligation will be recorded in the periods wherein management can reasonably determine the settlement dates.

Depreciation of plant and equipment is recorded on a straight-line basis over the following estimated lives.

Functional Class of Property	Useful Lives (Years)

Gathering and Transmission Systems	5 - 20
Compression Equipment	10 - 30
Gas Plants and Buildings	15 - 35
Other property, plant and equipment	3 - 10

Intangible Assets.  Intangible assets consisting of (i) permits and licenses, (ii) customer contracts, (iii) trade names, and (iv) customer relations are amortized on a straight line basis over their estimated useful lives, which is the period over which the assets are expected to contribute directly or indirectly to the Partnership’s future cash flows.  The estimated useful lives range from three to thirty years.

The Partnership evaluates the carrying value of intangible assets whenever certain events or changes in circumstances indicate that the carrying amount of these assets may not be recoverable.  In assessing the recoverability, the Partnership compares the carrying value to the undiscounted future cash flows the intangible assets are expected to generate.  If the total of the undiscounted future cash flows is less than the carrying amount of the intangible assets, the intangibles are written down to their fair value.  The Partnership did not record any impairment in 2008.

Goodwill.  Goodwill represents the excess of the purchase price over the fair value of net assets acquired in a business combination.  Goodwill is not amortized, but is tested for impairment annually based on the carrying values as of December 31, or more frequently if impairment indicators arise that suggest the carrying value of goodwill may not be recovered. Impairment occurs when the carrying amount of a reporting unit exceeds it fair value.  At the time it is determined that an impairment has occurred, the carrying value of the goodwill is written down to its fair value.  To estimate the fair value of the reporting units, the Partnership makes estimates and judgments about future cash flows, as well as to revenues, cost of sales, operating expenses, capital expenditures and net working capital based on assumptions that are consistent with the Partnership’s most recent forecast.  No impairment was indicated for the year ended December 31, 2008.

Other Assets, net.  Other assets, net primarily consists of debt issuance costs, which are capitalized and amortized to interest expense, net over the life of the related debt.  Taxes incurred on behalf of, and passed through to, the Partnership’s compression customers are accounted for on a net basis as allowed under EITF 06-03, “How Taxes Collected from Customers and Remitted to Governmental Authorities Should be Presented in the Income Statement”.

Gas Imbalances.  Quantities of natural gas or NGLs over-delivered or under-delivered related to imbalance agreements are recorded monthly as other current assets or other current liabilities using then current market prices or the weighted average prices of natural gas or NGLs at the plant or system pursuant to imbalance agreements for which settlement prices are not contractually established.  Within certain volumetric limits determined at the sole discretion of the creditor, these imbalances are generally settled by deliveries of natural gas.  Imbalance receivables and payables as of December 31, 2008 was immaterial.

Risk Management Activities.  The Partnership’s net income and cash flows are subject to volatility stemming from changes in market prices such as natural gas prices, NGLs prices, and processing margins.  The Partnership uses ethane, propane, butane, natural gasoline, and condensate swaps to create offsetting positions to specific commodity price exposures.  The Partnership accounts for derivative financial instruments in accordance with SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities”, as amended (“SFAS 133”), whereby all derivative financial instruments are recorded in the balance sheet at their fair value on a net basis by settlement date.  The Partnership employs derivative financial instruments in connection with an underlying asset, liability and/or anticipated transaction and not for speculative purposes.  Derivative financial instruments qualifying for hedge accounting treatment have been designated by the Partnership as cash flow hedges.  The Partnership enters into cash flow hedges to hedge the variability in cash flows related to a forecasted transaction.

At inception, the Partnership formally documents the relationship between the hedging instrument and the hedged item, the risk management objectives, and the methods used for assessing and testing correlation and hedge effectiveness.  The Partnership also assesses, both at the inception of the hedge and on an on-going basis, whether the derivatives are highly effective in offsetting changes in cash flows of the hedged item.  Furthermore, the Partnership regularly assesses the creditworthiness of counterparties to manage against the risk of default.  If the Partnership determines that a derivative is no longer highly effective as a hedge, it discontinues hedge accounting prospectively by including changes in the fair value of the derivative in current earnings.  For cash flow hedges, changes in the derivative fair values, to the extent that the hedges are effective, are recorded as a component of accumulated other comprehensive income until the hedged transactions occur and are recognized in earnings.  Any ineffective portion of a cash flow hedge’s change in value is recognized immediately in earnings.  In the statement of cash flows, the effects of settlements of derivative instruments are classified consistent with the related hedged transactions.  For the Partnership’s derivative financial instruments that were not designated for hedge accounting, the change in market value is recorded as a component of net unrealized and realized loss from risk management activities in the consolidated statements of operations.

Income Taxes.  The Partnership is generally not subject to income taxes, except as discussed below, because its income is taxed directly to its partners.  Effective January 1, 2007, the Partnership became subject to the gross margin tax enacted by the state of Texas.  The Partnership has wholly-owned subsidiaries that are subject to income tax and provides for deferred income taxes using the asset and liability method for these entities.  Accordingly, deferred taxes are recorded for differences between the tax and book basis that will reverse in future periods.  The Partnership’s deferred tax liability of $8,156,000 as of December 31, 2008, relates to the difference between the book and tax basis of property, plant, and equipment and intangible assets and is included in other long-term liabilities in the accompanying consolidated balance sheet.  The Partnership adopted the provisions of FIN No. 48 “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement 109”, on January 1, 2007.  Upon adoption, the Partnership did not identify or record any uncertain tax positions not meeting the more likely than not standard.

Minority Interest.  Minority interest represents non-controlling ownership interest in the net assets of the Partnership.  The minority interest attributable to the limited partners of the Partnership consists of common units of the Partnership.  The non-affiliated interest in the minority interest as of December 31, 2008 is $743,872,000 of which management owns $32,730,000.

Recently Issued Accounting Standards.    In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (“SFAS 141(R)”), which significantly changes the accounting for business acquisitions both during the period of the acquisition and in subsequent periods.  SFAS 141(R) is effective for fiscal years beginning after December 15, 2008.  Generally, the effects of SFAS No. 141(R) will depend on future acquisitions.

In December 2007, the FASB issued SFAS No. 160, “No controlling Interests in Consolidated Financial Statements, an amendment of ARB No. 51” (“SFAS 160”), which will significantly change the accounting and reporting related to no controlling interests in a consolidated subsidiary.  SFAS 160 is effective for fiscal years beginning after December 15, 2008.  The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows as a result of the adoption of this standard.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities, an amendment of FASB Statement No. 133” (“SFAS 161”).  SFAS 161 requires enhanced disclosures about derivative and hedging activities.  These enhanced disclosures will address (a) how and why a company uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS 133 and its related interpretations and (c) how derivative instruments and related hedged items affect a company’s financial position, results of operations and cash flows.  SFAS 161 is effective for fiscal years and interim periods beginning on or after November 15, 2008, with earlier adoption allowed.  The Partnership is currently evaluating the potential impacts on its financial position, results of operations or cash flows of the adoption of this standard.

In April 2008, FASB issued FSP No. 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP 142-3”), which amends the factors that should be considered in developing renewal or extension assumptions used to determine the useful life of intangible assets.  The objective of FSP 142-3 is to better match the useful life of intangible assets to the cash flow generated.  FSP 142-3 is effective for financial statements issued for fiscal years beginning after December 15, 2008 and interim periods within those fiscal years.  Early adoption of this statement is not permitted.  The Partnership is currently evaluating the potential impact of this standard on its financial position, results of operations and cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles” (“SFAS 162”), which identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements that are presented in conformity of GAAP.  SFAS 162’s effective date is November 15, 2008.  The adoption of SFAS 162 is not expected to have a material impact on the Partnership’s financial position, results of operations or cash flows.

3.  Acquisitions and Dispositions
CDM Resource Management, Ltd.  On January 15, 2008, the Partnership and an indirect wholly owned subsidiary of the Partnership (“Merger Sub”) consummated an agreement and plan of merger (the “Merger Agreement”) with CDM Resource Management, Ltd (“CDM”).  CDM provides its customers with turn-key natural gas contract compression services to maximize their natural gas and crude oil production, throughput, and cash flow in Texas, Louisiana, and Arkansas.  The Partnership operates and manages CDM as a separate reportable segment.

The total purchase price paid by the Partnership for the partnership interests of CDM consisted of (a) the issuance of an aggregate of 7,276,506 Class D common units of the Partnership, which were valued at $219,590,000 and (b) an aggregate of $478,445,000 in cash, $316,500,000 of which was used to retire CDM’s debt obligations.  Of the Class D common units issued, 4,197,303 Class D common units were deposited with an escrow agent pursuant to an escrow agreement.  Such common units constitute security to the Partnership for a period of one year after the closing with respect to any obligations under the Merger Agreement, including obligations for breaches of representation, warranties and covenants.

The total purchase price of $699,841,000, including direct transaction costs, was allocated as follows.

At January 15, 2008
(in thousands)

Current assets	$19,463
Other assets	4,658
Gas plants and buildings	1,528
Gathering and transmission systems	420,974
Other property, plant and equipment	2,728
Construction-in-progress	36,239
Identifiable intangible assets	80,480
Goodwill	164,882
Assets acquired	730,952
Current liabilities	(31,054)
Other liabilities	(57)
Net assets acquired	$699,841

Nexus Gas Holdings, LLC. On March 25, 2008, the Partnership acquired Nexus (“Nexus Acquisition”) by merger for $88,486,000 in cash, including customary closing adjustments and direct transaction costs.  Nexus Gas Partners LLC, the sole member of Nexus prior to the merger (“Nexus Member”), deposited $8,500,000 in an escrow account as security to the Partnership for a period of one year against indemnification obligations and any purchase price adjustment.  The Partnership funded the Nexus Acquisition through borrowings under its existing revolving credit facility.

The total purchase price of $88,640,000 was allocated as follows.

At March 25, 2008
(in thousands)

Current assets	$3,457
Buildings	13
Gathering and transmission systems	16,960
Other property, plant and equipment	4,440
Identifiable intangible assets	61,100
Goodwill	3,341
Assets acquired	89,311
Current liabilities	(671)
Net assets acquired	$88,640

Upon consummation of the Nexus Acquisition, the Partnership acquired Nexus’ rights under a Purchase and Sale Agreement (the “Sonat Agreement”) between Nexus and Sonat.  Pursuant to the Sonat Agreement, Nexus will purchase 136 miles of pipeline from Sonat (the “Sonat Asset Acquisition”) that could facilitate the Nexus gathering system’s integration into the Partnership’s north Louisiana asset base.  The Sonat Asset Acquisition is subject to abandonment approval and jurisdictional redetermination by the FERC, as well as customary closing conditions.  Upon closing of the Sonat Asset Acquisition, the Partnership will pay Sonat $27,500,000, and, if the closing occurs on or prior to March 1, 2010, on certain terms and conditions as provided in the Merger Agreement, the Partnership will make an additional payment of $25,000,000 to the Nexus Member.

4.  Risk Management Activities
The net fair value of the Partnership’s risk management activities constituted a net asset of $67,540,000 at December 31, 2008.  The Partnership expects to reclassify $53,047,000 of net hedging gains to revenues or interest expense from accumulated other comprehensive income (loss) in the next twelve months.

In the year ended December 31, 2008, the Partnership recorded in net realized and unrealized gain (loss) from risk management activities $1,500,000 of losses associated with its credit risk assessment in accordance with SFAS No. 157, “Fair Value Measurements” (“SFAS 157”).

The Partnership’s hedging positions help reduce exposure to variability of future commodity prices through 2010 and future interest rates on $300,000,000 of long-term debt under its revolving credit facility through March 5, 2010, the date the interest rate swaps expire.  At December 31, 2008, the Partnership has a total of four hedging programs outstanding that qualify for hedge accounting.  These programs include the 2009 NGL, natural gas and West Texas Intermediate crude oil hedging programs and the 2010 West Texas Intermediate crude oil hedging program.

In March 2008, the Partnership entered offsetting trades against its existing 2009 NGL portfolio of mark-to-market hedges, which it believes will substantially reduce the volatility of its 2009 NGL hedges.  This group of trades, along with the pre-existing 2009 NGL portfolio, will continue to be accounted for on a mark-to-market basis.  Simultaneously, the Partnership executed additional 2009 NGL swaps which were designated under SFAS 133 as cash flow hedges.  In May 2008, the Partnership entered into commodity swaps to hedge a portion of its 2010 NGL commodity risk, except for ethane, which are accounted for using mark-to-market accounting.

The Partnership accounts for a portion of its 2008 and, prior to August 2008, accounted for all of its 2009 West Texas Intermediate crude oil swaps using mark-to-market accounting.  In August 2008, the Partnership entered into an offsetting trade against its existing 2009 West Texas Intermediate crude oil swap to minimize the volatility of the original 2009 swap.  Simultaneously, the Partnership executed an additional 2009 West Texas Intermediate crude oil swap, which was designated under SFAS No. 133 as a cash flow hedge.  In May 2008, the Partnership entered into a West Texas Intermediate crude oil swap to hedge its 2010 condensate price risk, which was designated as a cash flow hedge in June 2008.

On December 2, 2008, the Partnership entered into two natural gas swaps to hedge its equity exposure to natural gas for calendar year 2009.  These natural gas swaps were designated as cash flow hedges under SFAS 133 on December 2, 2009.

On February 29, 2008, the Partnership entered into two-year interest rate swaps related to $300,000,000 of borrowings under its revolving credit facility, effectively locking the base rate for these borrowings at 2.4 percent, plus the applicable margin (1.5 percent as of December 31, 2008) through March 5, 2010. These interest rate swaps were designated as cash flow hedges in March 2008.

5.  Long-term Debt
Obligations in the form of senior notes, and borrowings under the credit facilities are as follows.

December 31, 2008

Senior notes	$357,500
Revolving loans	768,729
Total	1,126,229
Less: current portion	-
Long-term debt	$1,126,229

Availability under revolving credit facility:
Total credit facility limit	$900,000
Less unfunded Lehman commitments	(8,646)
Revolving loans	(768,729)
Letters of credit	(16,257)
Total available	$106,368

Long-term debt maturities as of December 31, 2008 for each of the next five years are as follows.

Year Ending December 31,	Amount
(in thousands)
2009	$-
2010	-
2011	768,729
2012	-
2013	357,500
Thereafer	-
Total	$1,126,229

In the year ending December 31, 2008, the Partnership borrowed and repaid $844,729,000 and $200,000,000, respectively, under its revolving credit facility; these borrowings were made primarily to fund capital expenditures.

Senior Notes.  In 2006, the Partnership and Regency Energy Finance Corp. (“Finance Corp.”) issued $550,000,000 senior notes that mature on December 15, 2013 in a private placement (“senior notes”).  The senior notes bear interest at 8.375 percent and interest is payable semi-annually in arrears on each June 15 and December 15.  In August 2007, the Partnership exercised its option to redeem 35 percent or $192,500,000 of its outstanding senior notes on or before December 15, 2009.  Under the senior notes terms, no further redemptions are permitted until December 15, 2010.  The Partnership made the redemption at a price of 108.375 percent of the principal amount plus accrued interest.  Accordingly, a redemption premium of $16,122,000 was recorded as loss on debt refinancing and unamortized loan origination costs of $4,575,000 were written off and charged to loss on debt refinancing in the year ended December 31, 2007.  A portion of the proceeds of an equity offering was used to redeem the senior notes.  In September 2007, the Partnership exchanged its then outstanding 8.375 percent senior notes which were not registered under the Securities Act of 1933 for senior notes with identical terms that have been so registered.

The senior notes and the guarantees are unsecured and rank equally with all of the Partnership’s and the guarantors’ existing and future unsubordinated obligations.  The senior notes and the guarantees will be senior in right of payment to any of the Partnership’s and the guarantors’ future obligations that are, by their terms, expressly subordinated in right of payment to the notes and the guarantees.  The senior notes and the guarantees will be effectively subordinated to the Partnership’s and the guarantors’ secured obligations, including the Partnership’s Credit Facility, to the extent of the value of the assets securing such obligations.

The senior notes are guaranteed by each of the Partnership’s current subsidiaries (the “Guarantors”) as of December 31, 2008, with the exception of WGP-KHC, LLC, the entity that owns the FrontStreet assets acquired, and Finance Corp.  These note guarantees are the joint and several obligations of the Guarantors.  Guarantors may not sell or otherwise dispose of all or substantially all of its properties or assets if such sale would cause a default under the terms of the senior notes.  Events of default include nonpayment of principal or interest when due; failure to make a change of control offer (explained below); failure to comply with reporting requirements according to SEC rules and regulations; and defaults on the payment of obligations under other mortgages or indentures.  Since certain wholly-owned subsidiaries do not guarantee the senior notes, the condensed consolidating financial statements of the guarantors and non-guarantors as of and for the years end December 31, 2008 are disclosed below in accordance with Rule 3-10 of Regulation S-X.

Condensed Consolidating Balance Sheets
December 31, 2008

	Guarantors	Non Guarantors	Elimination	Consolidated
ASSETS	(in thousands)
Total current assets	$212,713	$23,691	$-	$236,404
Property, plant and equipment, net	1,612,387	91,167	-	1,703,554
Total other assets	518,682	-	-	518,682
TOTAL ASSETS	$2,343,782	$114,858	$-	$2,458,640

LIABILITIES & PARTNERS' CAPITAL
Total current liabilities	$210,241	$6,709	$-	$216,950
Long-term liabilities from risk management activities	560	-	-	560
Other long-term liabilities	15,487	-	-	15,487
Long-term debt	1,126,229	-	-	1,126,229
Minority interest	13,162	-	1,055,619	1,068,781
Partners' capital	978,103	108,149	(1,055,619)	30,633
TOTAL LIABILITIES & PARTNERS' CAPITAL	$2,343,782	$114,858	$-	$2,458,640

The Partnership may redeem the senior notes, in whole or in part, at any time on or after December 15, 2010, at a redemption price equal to 100 percent of the principal amount thereof, plus a premium declining ratably to par and accrued and unpaid interest and liquidated damages, if any, to the redemption date.  At any time before December 15, 2010, the Partnership may redeem some or all of the notes at a redemption price equal to 100 percent of the principal amount plus a make-whole premium, plus accrued and unpaid interest and liquidated damages, if any, to the redemption date.

Upon a change of control, each holder of notes will be entitled to require us to purchase all or a portion of its notes at a purchase price equal to 101 percent of the principal amount thereof, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase.  The Partnership’s ability to purchase the notes upon a change of control will be limited by the terms of the Partnership’s debt agreements, including the Credit Facility.  Subsequent to the GE EFS Acquisition, no bond holder has exercised this option.

The senior notes contain covenants that, among other things, limit the Partnership’s ability and the ability of certain of the Partnership’s subsidiaries to: (i) incur additional indebtedness; (ii) pay distributions on, or repurchase or redeem equity interests; (iii) make certain investments; (iv) incur liens; (v) enter into certain types of transactions with affiliates; and (vi) sell assets or consolidate or merge with or into other companies.  If the senior notes achieve investment grade ratings by both Moody’s and S&P and no default or event of default has occurred and is continuing, the Partnership and its restricted subsidiaries will no longer be subject to many of the foregoing covenants.

Finance Corp. has no operations and will not have revenue other than as may be incidental co-issuer of the senior notes.  Since the Partnership has no independent operations, the guarantees are full unconditional and joint and several of its subsidiaries, except certain wholly owned subsidiaries.

Fourth Amended and Restated Credit Agreement.  At December 31, 2007, Regency Gas Services’ (“RGS”) Fourth Amended and Restated Credit Agreement (“Credit Facility”) allowed for borrowings of $600,000,000 in term loans and $500,000,000 in a revolving credit facility.  The availability for letters of credit was increased to $100,000,000.  RGS has the option to increase the commitments under the revolving credit facility or the term loan facility, or both, by an amount up to $250,000,000 in the aggregate, provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase in commitments have been met.  On January 15, 2008, the revolving credit facility under the Credit Facility was expanded to $750,000,000 and on February 13, 2008, the revolving credit facility under the Credit Facility was expanded to $900,000,000.  The Partnership has the option to request an additional $250,000,000 in revolving commitments with ten business days written notice provided that no event of default has occurred or would result due to such increase, and all other additional conditions for the increase of the commitments set forth in the credit facility have been met.  These amendments did not materially change other terms of the RGS revolving credit facility.

On September 15, 2008, Lehman filed a petition in the United States Bankruptcy Court seeking relief under chapter 11 of the United States Bankruptcy Code.  As of December 31, 2008 the Partnership borrowed all but $8,646,000 of the amount committed by Lehman under the credit facility.  Lehman has declined requests to honor its remaining commitment, effectively reducing the total size of the Credit Facility’s capacity to $891,354,000.  Further, if the Partnership makes repayments of loans against the revolving facility which were, in part, funded by Lehman, may not be re-borrowed.  Further information on the status of Lehman’s commitment is described in Note 11 Subsequent Events.

The outstanding balance of revolving debt under the credit facility bears interest at LIBOR plus a margin or Alternative Base Rate (equivalent to the U.S. prime lending rate) plus a margin, or a combination of both.  The weighted average interest rates for the revolving loans and senior notes, including interest rate swap settlements, commitment fees, and amortization of debt issuance costs was 6.27 percent, the senior notes bear interest at a fixed rate of 8.375 percent.

RGS must pay (i) a commitment fee equal to 0.30 percent per annum of the unused portion of the revolving loan commitments, (ii) a participation fee for each revolving lender participating in letters of credit equal to 1.50 percent per annum of the average daily amount of such lender’s letter of credit exposure, and (iii) a fronting fee to the issuing bank of letters of credit equal to 0.125 percent per annum of the average daily amount of the letter of credit exposure.

The Credit Facility contains financial covenants requiring RGS and its subsidiaries to maintain debt to EBITDA and EBITDA to interest expense within certain threshold ratios.  At December 31, 2008, RGS and its subsidiaries were in compliance with these covenants.

The Credit Facility restricts the ability of RGS to pay dividends and distributions other than reimbursements of the Partnership for expenses and payment of dividends to the Partnership to the extent of the Partnership’s determination of available cash (so long as no default or event of default has occurred or is continuing).  The Credit Facility also contains various covenants that limit (subject to certain exceptions and negotiated baskets), among other things, the ability of RGS (but not the Partnership):
  to incur indebetness;
  to grant liens;
  enter into sale and leaseback transactions;
  to make certain investments, loans and advances;
  to dissolve or enter into a merger or consolidation;
  to inter into asset sales or make acquisitions;
  to inter into transactions with affiliates;
  to prepay other indebetness or amend organizational documents or transaction documents (as defined in the Credit Facility):
  to issue capital stock or create subsidiaries; or
  to engage in any business other than those businesses in which it was engaged at the time of the effectiveness of the Credit Facility or reasonable extensions thereof
6.  Other Assets
Intangible assets, net.  Intangible assets, net consist of the following.

	Permits and Licenses	Contracts	Trade Names	Customer Relations	Total
	(in thousands)
Balance at January 1, 2008	$9,368	$68,436	$-	$-	$77,804
Additions	-	64,770	35,100	41,710	141,580
Amortization	(786)	(6,407)	(2,252)	(4,293)	(13,738)
Balance at December 31, 2008	$8,582	$126,799	$32,848	$37,417	$205,646

The weighted average remaining amortization periods for permits and licenses, contracts, trade names, and customer relations are 10.9, 17.6, 14.1 and 18.3 years, respectively.  The expected amortization of the intangible assets for each of the five succeeding years is as follows.

Year ending December 31,	Total
(in thousands)
2009	12,453
2010	12,359
2011	11,101
2012	10,808
2013	10,808

Goodwill.  Goodwill consists of $63,233,000, $34,243,000 and $164,882,000 for the gathering and processing, transportation and contract compression, respectively as of December 31, 2008.

7.  Fair Value Measures
On January 1, 2008, the Partnership adopted the provisions of SFAS 157 for financial assets and liabilities.  SFAS 157 became effective for financial assets and liabilities on January 1, 2008.  On January 1, 2009, the Partnership will apply the provisions of SFAS 157 for non-recurring fair value measurements of non-financial assets and liabilities, such as goodwill, indefinite-lived intangible assets, property, plant and equipment and asset retirement obligations.  SFAS 157 defines fair value, thereby eliminating inconsistencies in guidance found in various prior accounting pronouncements, and increases disclosures surrounding fair value calculations.

SFAS 157 establishes a three-tiered fair value hierarchy that prioritizes inputs to valuation techniques used in fair value calculations.  The three levels of inputs are defined as follows:
  Level 1- unadjusted quoted prices for identical assets or liabilities in active markets accessible by the Partnership;
  Level 2- inputs that are observable in the marketplace other than those classified as Level 1; and
  Level 3- inputs that are unobservable in the marketplace and significant to the valuation.
SFAS 157 encourages entities to maximize the use of observable inputs and minimize the use of unobservable inputs.  If a financial instrument uses inputs that fall in different levels of the hierarchy, the instrument will be categorized based upon the lowest level of input that is significant to the fair value calculation.

The Partnership’s financial assets and liabilities measured at fair value on a recurring basis are risk management assets and liabilities related to interest rate and commodity swaps.  Risk management assets and liabilities are valued using discounted cash flow techniques.  These techniques incorporate Level 1 and Level 2 inputs such as future interest rates and commodity prices.  These market inputs are utilized in the discounted cash flow calculation considering the instrument’s term, notional amount, discount rate and credit risk and are classified as Level 2 in the hierarchy.  The Partnership has no financial assets and liabilities as of December 31, 2008 valued based on inputs classified as Level 3 in the hierarchy.

The estimated fair value of financial instruments was determined using available market information and valuation methodologies.  The carrying amount of cash and cash equivalents, accounts receivable and accounts payable approximates fair value due to their short-term maturities.  Restricted cash and related escrow payable approximates fair value due to the relatively short-term settlement period of the escrow payable.  Risk management assets and liabilities are carried at fair value.  Long-term debt other than the senior notes was comprised of borrowings under which, at December 31, 2008  accrued interest under a floating a interest rate structure.  Accordingly, the carrying value approximates fair value for the long term debt amounts outstanding.  The estimated fair value of the senior notes based on third party market value quotations was $244,887,500 as of December 31, 2008.

8.  Leases
The Partnership leases office space and certain equipment for various periods and determined that these leases are operating leases.  The following table is a schedule of future minimum lease payments for operating leases that had initial or remaining non cancelable lease terms in excess of one year as of December 31, 2008.

For the year ended December 31,	Operating	Capital
	(in thousands)

2009	$2,357	$612
2010	2,526	593
2011	2,348	422
2012	1,926	448
2013	1,262	462
Thereafter	5,506	7,562
Total minimum lease payments	$15,925	10,099
Less: Amount representing estimated executory costs (such as maintenance and insurance), including profit thereon, included in minimum capital lease payments		1,972
Net minimum capital lease payments		8,127
Less: Amount representing interest		4,742
Present value of net minimum capital lease payments		$3,385

The following table sets forth the Partnership’s assets and obligations under the capital lease which are included in other current and long-term liabilities on the balance sheet.

December 31, 2008
(in thousands)

Gross amount included in gathering and transmission systems	$3,000
Gross amount included in other property and equipment	560
Less accumulated amortization	(421)
$3,139

Current obligation under capital lease	$535
Noncurrent obligation under capital lease	2,850
$3,385

9.  Commitments and Contingencies
Legal.  The Partnership is involved in various claims and lawsuits incidental to its business.  These claims and lawsuits in the aggregate will not have a material adverse effect on the Partnership’s business, financial condition, results of operations or cash flows.

Construction and Operating Agreement. Prior to the acquisition of FrontStreet by the Partnership, FrontStreet entered into a construction and operation agreement (“C&O Agreement”) contract with a third party.  Under the terms of the C&O Agreement, the third party is responsible for operating, maintaining and repairing the FrontStreet gathering system.  Subject to prior approval, the Partnership is responsible for paying for capital additions and expenses incurred by the operator of the FrontStreet gathering system.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discussed below) terminates or the third party is removed as operator in accordance with terms of the C&O Agreement.

The C&O Agreement also requires the third party to comply with all applicable environmental standards.  While the Partnership would be responsible for any environmental contamination as a result of the operation of the FrontStreet gathering system, remedies are provided to the Partnership under the C&O Agreement allowing it to recover costs incurred to remediate a contaminated site.  Additionally, the C&O Agreement states that the Partnership is specifically responsible for the removal, remediation, and abatement of Polychlorinated Biphenyls (“Remediation Work”).  However, under the terms of the C&O Agreement, the Partnership can include up to $2,200,000 of expenditures for Remediation Work related to conditions in existence prior to October 1994.  The Partnership has obtained an indemnification against any environmental losses for preexisting conditions prior to the acquisition date from the previous owner.  The Partnership has escrowed $750,000 in the event the third party does not agree to include in the cost of service expenditures for Remediation Work.  The C&O Agreement shall remain in effect until such time as the gathering agreement (discuss below) terminates or the third party is removed as operator in accordance with terms of the C&O Agreement. In 2008, the Partnership was reimbursed for all the remediation work done and pursuant to the C&O Agreement the escrow balance was released to the previous owners.

Gathering Agreement. Prior to the acquisition of FrontStreet by the Partnership, FrontStreet has entered into a gathering agreement (“Gathering Agreement”) contract into with a third party, whereby the third party dedicates for gathering by the FrontStreet gathering system all of the commercially producible gas in a defined list of producing fields.  The Gathering Agreement allows the Partnership to charge a per unit gathering fee (the “Gathering Fee”) calculated on estimated cost of service over the total estimated units to be transported in a calendar year.  The Gathering Fee is predetermined for a calendar year by November 7 of the preceding calendar year and then subject to redetermination on June 7.  As part of the redetermination process, the Gathering Fee is trued-up, inclusive of interest, based on actual costs incurred including abandonment costs and actual units transported.  The term of the Gathering Agreement is for as long as gas is capable of being produced in commercial quantities, subject to certain exceptions in the event of an ownership change of the gas field, or the removal of the third party as operator of the FrontStreet gathering system.

Annual Settlement Payment Agreement. The Partnership and the third are also parties to an annual settlement payment agreement (“ASPA”) which provides the Partnership with a fixed return on its investment in the FrontStreet gathering system.  The ASPA also provides the mechanism for recovery of the costs of current period Remediation Work.  The amount due under the ASPA is calculated monthly, inclusive of interest.  Payments under the ASPA for a calendar year are due on the following March 15.  The term of the ASPA is the same as the Gathering Agreement.

Escrow Payable.  At December 31, 2008, $1,510,000 remained in escrow pending the completion by El Paso of environmental remediation projects pursuant to the purchase and sale agreement (“El Paso PSA”) related to assets in north Louisiana and the mid-continent area.  In the El Paso PSA, El Paso indemnified the predecessor of our operating partnership, RGS, against losses arising from pre-closing and known environmental liabilities subject to a limit of $84,000,000 and certain deductible limits.  Upon completion of a Phase II environmental study, the Partnership notified El Paso of remediation obligations amounting to $1,800,000 with respect to known environmental matters and $3,600,000 with respect to pre-closing environmental liabilities.

In January 2008, pursuant to authorization by the Board of Directors of the General Partner, the Partnership agreed to settle the El Paso environmental remediation.  Under the settlement, El Paso will clean up and obtain “no further action” letters from the relevant state agencies for three Partnership-owned facilities.  El Paso is not obligated to clean up properties leased by the Partnership, but it indemnified the Partnership for pre-closing environmental liabilities. All sites for which the Partnership made environmental claims against El Paso are either addressed in the settlement or have already been resolved.  In May 2008, the Partnership released all but $1,500,000 from the escrow fund maintained to secure El Paso’s obligations.  This amount will be further reduced under a specified schedule as El Paso completes its cleanup obligations and the remainder will be released upon completion.

Nexus Escrow.  At December 31, 2008, $8,521,000 is included in an escrow account as security to the Partnership for a period of one year against indemnification obligations and any purchase price adjustments related to the Nexus Acquisition.

Environmental.  A Phase I environmental study was performed on certain assets located in west Texas in connection with the pre-acquisition due diligence process in 2004.  Most of the identified environmental contamination had either been remediated or was being remediated by the previous owners or operators of the properties.  The aggregate potential environmental remediation costs at specific locations were estimated to range from $1,900,000 to $3,100,000.  No governmental agency has required the Partnership to undertake these remediation efforts.  Management believes that the likelihood that it will be liable for any significant potential remediation liabilities identified in the study is remote.  Separately, the Partnership acquired an environmental pollution liability insurance policy in connection with the acquisition to cover any undetected or unknown pollution discovered in the future.  The policy covers clean-up costs and damages to third parties, and has a 10-year term (expiring 2014) with a $10,000,000 limit subject to certain deductibles.   No claims have been made.

TCEQ Notice of Enforcement. On February 15, 2008, the TCEQ issued a NOE concerning one of the Partnership’s processing plants located in McMullen County, Texas (the “Plant”).  The NOE alleges that, between March 9, 2006, and May 8, 2007, the Plant experienced 15 emission events of various durations from four hours to 41 days, which were not reported to TCEQ and other agencies within 24 hours of occurrence.  On April 3, 2008, TCEQ presented the Partnership with a written offer to settle the allegation in the NOE in exchange for payment of an administrative penalty of $480,000, and it later reduced its settlement demand to $360,000 in July 2008.  The Partnership was unable to settle this matter on a satisfactory basis and the TCEQ has referred the matter to its litigation division for further administrative proceedings.

Contingent Purchase of Sonat Assets.  In March of 2008, the Partnership, through the Nexus Acquisition, obtained the rights to a contingent commitment to purchase 136 miles of pipeline that could facilitate the Nexus’ system integration into the Partnership’s north Louisiana asset base.  The purchase commitment is contingent upon the FERC declaring that the pipeline is no longer subject to its jurisdiction, together with approval of the current owner’s abandonment and other customary closing conditions.  In the event that all contingencies are satisfactorily resolved, the Partnership will pay Sonat $27,500,000.  Furthermore, if the closing occurs on or prior to March 1, 2010, the Partnership will pay an additional $25,000,000 to the sellers, subject to certain terms and conditions.

On April 3, 2008, Sonat filed an application with the FERC seeking authorization to abandon by sale to Nexus 136 miles of pipeline and related facilities.  The application also requested a determination that the facilities being sold to Nexus be considered non-jurisdictional, with certain facilities being gathering and certain facilities being intrastate transmission.  Four producers submitted letters in support of the application and several Sonat shippers protested the application.  The matter is currently pending.

Keyes Litigation. In August 2008, Keyes Helium Company, LLC (“Keyes”) filed suit against Regency Gas Services LP, the Partnership, and the General Partner.  Keyes entered into an output contract with the Partnership’s predecessor in 1996 under which it purchased all of the helium produced at the Lakin processing plant in southwest Kansas.  In September 2004, the Partnership decided to shut down its Lakin plant and contract with a third party for the processing of volumes processed at Lakin, as a result of which the Partnership no longer delivered any helium to Keyes.  As a result, Keyes alleges it is entitled to an unspecified amount of damages for the costs of covering its purchases of helium.  The Partnership filed an answer to this lawsuit and plans to defend itself vigorously.

Kansas State Severance Tax.  In August 2008, a customer began remitting severance tax to the state of Kansas based on the value of condensate purchased from one of the Partnership’s Mid-Continent gathering fields and deducting the tax from its payments to the Partnership.  The Kansas Department of Revenue advised the customer that it was appropriate to remit such taxes and withhold the taxes from its payments to the Partnership, absent an order or legal opinion from the Kansas Department of Revenue stating otherwise.  The Partnership has requested a determination from the Kansas Department of Revenue regarding the matter since severance taxes were already paid on the gas from which the condensate is collected and no additional tax is due.  If the Kansas Department of Revenue determines that the condensate sales are taxable, then the Partnership may be subject to additional taxes for past and future condensate sales.

Purchase Commitments.  At December 31, 2008, the Partnership has purchase obligations totaling $323,341,000, of which $104,852,000 relate to the purchase of major compression components unrelated to the Haynesville Expansion Project, that extend until the year ending December 31, 2010 and $218,489,000 of commitments related to the Haynesville Expansion Project that extend until the year ending December 31, 2009.  Some of these commitments have cancellation provisions.  See Note 11, Subsequent Events, for more information regarding the operating lease facility that we may use to finance the acquisition of compression equipment in 2009.

10.  Related Party Transactions
In September 2008, HM Capital Partners and affiliates sold 7,100,000 common units, reducing their ownership percentage to an amount less than ten percent of the Partnership’s outstanding common units.  As a result of this sale, HM Capital Partners is no longer a related party of the Partnership.

Under an omnibus agreement, Regency Acquisition LP, the entity that formerly owned the General Partner, agreed to indemnify the Partnership in an aggregate not to exceed $8,600,000, generally for three years after February 3, 2006, for certain environmental noncompliance and remediation liabilities associated with the assets transferred to the Partnership and occurring or existing before that date.  To date, no claims have been made against the omnibus agreement.  On February 3, 2009, the omnibus agreement expired, with no claims having been filed.

The employees operating the assets of the Partnership and its subsidiaries and all those providing staff or support services are employees of the General Partner.  Pursuant to the Partnership Agreement, the General Partner receives a monthly reimbursement for all direct and indirect expenses incurred on behalf of the Partnership.  A reimbursement of $26,899,000 was recorded in the Partnership’s financial statements during the years ended December 31, 2008, as operating expenses or general and administrative expenses, as appropriate.

The Partnership’s contract compression segment provides contract compression services to CDM MAX, LLC, a related party.  The Partnership’s related party receivables and payables as of December 31, 2008 relate to CDM MAX, LLC.

11.  Subsequent Events
Joint Venture Formation. The Partnership, General Electric Capital Corporation (“GECC”) and the Alinda Investor Ι, L.P. and Alinda ΙΙ Investor, L.P. (“Alinda Investors”) entered into a definitive agreement to form a joint venture to finance and construct the Partnership’s previously announced Haynesville Expansion Project. The project will transport gas from the Haynesville Shale. In connection with the joint venture, the Partnership will contribute all of its ownership interests in Regency Intrastate Gas, with an estimated fair value of $400,000,000, in exchange for a 38 percent general partnership interest in the joint venture and a cash payment equal to the total Haynesville Expansion Project capital expenditures paid through the closing date, subject to certain adjustments. GECC and the Alinda Investors have agreed to contribute $126,500,000 and $526,500,000 in cash, respectively, in return for a 12 percent and a 50 percent general partnership interest in the joint venture, respectively.  On March 17, 2008 the Partnership announced the completion of the joint venture agreement.

The Partnership will serve as the operator of the joint venture, and will provide all employees and services for the operation and management of the joint venture’s assets. The Partnership closed the joint venture transaction on March 17, 2009.

Credit Agreement Amendment. On February 26, 2009, RGS entered into Amendment Agreement No. 7 (the “Amendment”) with Wachovia Bank, National Association, as administrative agent, and the lenders party thereto in order to amend the Credit Agreement. The Amendment became effective on March 17, 2009.

Upon its effectiveness, the Amendment, among other things, (a) authorizes the contribution by Regency Haynesville Intrastate Gas LLC of its ownership interests in RIGS to the joint venture and future investments in the joint venture of up to $135,000,000 in the aggregate, (b) permits distributions by RGS to the Partnership in an amount equal to the outstanding loans, interest and fees under a $45,000,000 revolving credit facility with GECC entered into on February 26, 2009, (c) adds an additional financial covenant that limits the ratio of senior secured indebtedness to EBITDA, (d) provides for certain EBITDA adjustments in connection with the Haynesville Expansion Project, and (e) increases the applicable margins and commitment fees applicable to the credit facility, as further described below.

The Amendment, (a) the alternate base rate used to calculate interest on base rate loans will be calculated based on the greatest to occur of a base rate, a federal funds effective rate plus 0.50 percent and an adjusted LIBOR rate for a borrowing with a one-month interest period plus 1.50 percent, (b) the applicable margin that is used in calculating interest shall range from 1.50 percent to 2.25 percent for base rate loans and from 2.50 percent to 3.25 percent for Eurodollar loans, and (c) commitment fees will range from 0.375 percent to 0.500 percent.

The Amendment prohibits RGS or its subsidiaries from allowing the joint venture to incur or permit to exist any preferred interests or indebtedness for borrowed money of the joint venture prior to the completion date of the Haynesville Expansion Project. RGS and GECC executed a side letter on February 26, 2009 confirming that, after the closing of the Contribution Agreement, they will not permit their representatives on the management committee of the joint venture to violate such restriction.

Revolving Credit Facility. On February 26, 2009, the Partnership entered into a $45,000,000 unsecured revolving credit agreement with GECC, as administrative agent, the lenders party thereto and the guarantors party thereto (the “Revolving Credit Facility”). The proceeds of the Revolving Credit Facility may be used for expenditures made in connection with the Haynesville Expansion Project prior to the earlier to occur of the effectiveness of the Amendment and April 30, 2009. The commitments under the Revolving Credit Facility terminated on March 17, 2009.

Interest was calculated, at our option, at either (a) the greater of (i) a federal funds effective rate plus 0.50 percent plus the applicable margin or (ii) an adjusted LIBOR rate for a borrowing with a one-month interest period plus 1.50 percent plus the applicable margin and (b) an adjusted LIBOR rate plus the applicable margin. The applicable margin that was used in calculating interest shall range from 3.00 percent to 10.00 percent for base rate loans and from 4.00 percent to 11.00 percent for Eurodollar loans. The Partnership paid $2,700,000 closing fee. The Partnership paid a $18,000  commitment fee on the unused portion of the commitments under the Revolving Credit Facility.

The Partnership was required to comply with the covenants set forth in the Credit Agreement and in the Partnership’s Indenture dated as of December 12, 2006 among us, Regency Energy Finance Corp., the guarantors party thereto and Wells Fargo Bank, National Association, as trustee. The Revolving Credit Facility was guaranteed by our subsidiaries (as defined in the Revolving Credit Facility) (other than RIGS, unless the Amendment does not become effective by April 30, 2009).

Lehman Commitments on Revolving Credit Agreement. As of February 20, 2009, the amount of unfunded Lehman commitments has been reduced to $5,578,000 due to other banks in the syndicate increasing their commitments.

Operating Lease Facility. On February 26, 2009, CDM entered into an operating lease facility with Caterpillar Financial Services Corporation whereby CDM has the ability to lease compression equipment with an aggregate value of up to $75,000,000. CDM paid commitment and arrangement fees of $375,000. As part of the facility, CDM will pay 150 bps on the value of the equipment funded for each lease as funded. The facility is available for leases with inception dates up to and including December 31, 2009, and mitigates the need to use available capacity under the existing Credit Facility. Each compressor acquired under this facility shall have a lease term of one hundred twenty (120) months with a fair value buyout option at the end of the lease term. At the end of the lease term, CDM shall also have an option to extend the lease term for an additional period of sixty (60) months at an adjusted rate equal to the fair market rate at that time. In the event CDM elects not to exercise the buyout option, the equipment must be returned in a manner fit for use at the end of the lease term. In addition to the fair value buyout option at the end of the lease term, early buyout option provisions exist at month sixty (60) and at month eighty four (84) of the one hundred twenty (120) month lease term. Covenants under the lease facility require CDM to maintain certain fleet utilization levels as of the end of each calendar quarter as well as a total debt to EBITDAR (Earnings Before Interest, Taxes, Depreciation, Amortization, and Rental expense) ratio of less than or equal to 4:1. In addition, covenants restrict the concentration of revenues derived from the equipment acquired under the lease facility. The terms of the lease facility do not include contingent rentals or escalation clauses.

Exhibit 99.2

Consent of Independent Registered Public Accounting Firm

The Partners
Regency GP LP:

We consent to the incorporation by reference in the registration statement No. 333-140088 on Form S-8, registration statement No. 333-141809 on Form S-3, and registration statement No. 333-141764 on Form S-4 of Regency Energy Partners LP of our report dated April 1, 2009, with respect to the consolidated balance sheet of Regency GP LP as of December 31, 2008, which report appears herein this Form 8-K of Regency Energy Partners LP.

/s/ KPMG LLP

Dallas, Texas
April 1, 2009